February 17, 1995



To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Justin Industries, Inc. The meeting will be held on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas at 10:30 a.m. on Friday, March 17, 1995.

     The Notice of Meeting and Proxy Statement on the following pages cover the formal requirements for the business of the meeting. Whether or not you find it possible to attend the meeting personally, we hope you will have your stock represented by signing your proxy exactly as your name appears thereon and returning it promptly.

     We will have a social period prior to the meeting, beginning at 10:00 a.m., to provide an opportunity for shareholders to talk informally with our Officers and Directors.

                                        Sincerely yours,

                                        /S/ JOHN JUSTIN

                                        JOHN JUSTIN
                                        Chairman of the Board and
                                        Chief Executive Officer

================================================================================


                             JUSTIN INDUSTRIES, INC.

                 NOTICE OF ANNUAL MEETING FRIDAY, MARCH 17, 1995

                                   10:30 a.m.



TO THE SHAREHOLDERS OF JUSTIN INDUSTRIES, INC.:

     Notice is hereby given that the annual meeting of the shareholders of Justin Industries, Inc., a Texas corporation, will be held at 10:30 a.m., Friday, March 17, 1995, on the 12th Floor of the Fort Worth Club Building, 306 West Seventh Street, Fort Worth, Texas, for the following purposes:

          1.   To elect a board of nine (9) directors.

          2. To transact such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

     Only Shareholders of record at the close of business on February 6, 1995, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

     Shareholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, after revoking your proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Jon M. Bennett
                                        Secretary




February 17, 1995

================================================================================

                             JUSTIN INDUSTRIES, INC.
                                  P.O. Box 425
                            2821 West Seventh Street
                             Fort Worth, Texas 76101

                                ________________

                                 PROXY STATEMENT
                                 _______________

                         ANNUAL MEETING OF SHAREHOLDERS
                                 March 17, 1995

   This Proxy Statement is furnished by Justin Industries, Inc., a Texas corporation (the "Company"), to the holders of outstanding shares of the Common Stock, par value $2.50 per share, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Company for use at the annual meeting of shareholders (the "Meeting") to be held on March 17, 1995, and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about February 17, 1995.

                                   THE MEETING

Record Date, Quorum and Voting

   The Board of Directors (the "Board") has established the close of business on February 6, 1995 as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. At the close of business on such record date, there were 27,192,351 shares of Common Stock and 100 shares of Series Two Convertible Voting Preferred Stock, par value $2.50 per share (the "Preferred Stock"), issued and outstanding. Each shareholder of Common Stock or Preferred Stock will be entitled to one vote for each such share held by him at the close of business on such record date, and the holders of issued and outstanding shares having a majority of the votes entitled to be cast at the Meeting must be represented in person or by proxy in order to constitute a quorum.

   Shares represented by the enclosed proxy card will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, in accordance with the recommendations of the Board contained in this Proxy Statement as to all shares represented by that proxy card. Any shareholder executing and delivering the enclosed proxy card may revoke such action by duly executing a later-dated proxy or an instrument expressly revoking the proxy, or by declaring its revocation at the Meeting. The persons named as proxies in the proxy card were selected by the Board and are currently directors of the Company.

   Management knows of no matters to be presented for action at the Meeting other than those specified in this Proxy Statement and the accompanying Notice of Annual Meeting. Should any other matter properly come before the Meeting, proxies will be voted upon these other matters in accordance with the best judgement of the persons voting such proxies.

================================================================================

                                    (Page 2)

                              ELECTION OF DIRECTORS

   Directors of the Company may be elected by vote of the holders of a majority of the outstanding Common Stock and Preferred Stock, voting together as a single class, who are represented at the meeting in person or by proxy, as long as a quorum is present. A shareholder's abstention from voting or a non-vote by such shareholder's broker will therefore be counted in determining whether such a majority vote was cast only if such shareholder is so represented (either in person or by proxy) at the Meeting. Abstentions or broker non-votes by or on behalf of shareholders not so represented will be disregarded. Each director nominee so elected will hold office until such nominee's successor has been elected and qualified. The proxies given to the persons named in the enclosed proxy card will be voted for the election of the nominees listed below. In case of the inability of any of the nominees to serve, such proxies will be voted for the balance of those named and for substitute nominees, but the Board now knows of no reason to anticipate that any substitutions will occur. Directors elected at the Meeting cannot be removed prior to the next annual meeting except by a majority vote of the shareholders at any meeting at which a quorum of shareholders is present.

   The Board of Directors unanimously recommends a vote FOR the nominees listed below.

   The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's business by various reports and documents sent to them each month, as well as by operating and financial reports made by the Chairman and other officers at Board and Committee meetings. During 1994, the Board held five meetings.

   The Board of Directors has appointed an Audit Committee consisting of three non-employee directors, Messrs. Friedman, Glaze and Tucker. This Committee is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. Each year it recommends to the Board the appointment of a firm of independent accountants to examine the financial statements of the Company. The Committee reviews with representatives of the independent accountants the scope of the examination of the Company's financial statements, results of that examination and any recommendations with respect to internal controls and financial matters. In fulfilling its responsibility, it periodically meets with and receives reports from the Company's management. The Audit Committee met twice in 1994.

   The Compensation Committee of the Board of Directors consists of two non-employee directors, Messrs. Friedman and Gearhart. This Committee sets the compensation of all elected officers, administers the Company's Stock Option Plans, including the granting of awards under the Plans, and recommends awards of discretionary bonuses, based on earnings or other performance criteria, for approval by the full Board. The Compensation Committee met once in 1994.

   Each member of the Board of Directors attended 100% of all meetings of the Board. Each member of the Board of Directors attended 100% of all meetings of the Committees on which he served.

   The names of the Board's director nominees, the year that each nominee first became a Director and certain other information about each nominee are set forth below:

================================================================================

                                    (Page 3)

                                                                     First
  Name, Age and Business            Principal Occupation            Elected
         Address                 During the Last Five Years        Director
- - -------------------------      -------------------------------     ---------
John Justin (78)               Chairman of the Board and Chief       1968
Justin Industries, Inc.        Executive Officer of the
2821 West Seventh Street       Company
Fort Worth, Texas 76107

J. T. Dickenson (65)           President and Chief Operating         1991
Justin Industries, Inc.        Officer of the Company; prior
2821 West Seventh Street       to December 1991, Executive
Fort Worth, Texas 76107        Vice-President of the Company

Bayard H. Friedman (68)        President of Bayard H.                1969
500 Throckmorton Street        Friedman, Inc., Investment
Fort Worth, Texas 76102        Adviser; of counsel in the law
                               firm of Friedman, Young &
                               Suder; prior to December 1992,
                               Senior Chairman, Team Bank,
                               successor to Texas American
                               Bank-Fort Worth, N.A. (a
                               commercial bank); also a
                               director of Texas Utilities
                               Company (a public utility); of
                               counsel in the law firm of Law,
                               Snakard & Gambill

Marvin Gearhart (67)           Chairman of the Board and Chief       1981
7601 Will Rogers Blvd.         Executive Officer of Rock Bit
Fort Worth, Texas 76134        International, Inc. (a
                               manufacturer of drilling bits)

Robert E. Glaze (75)           Personal investments; also a          1969
8111 Preston Road              director of Calloway's Nursery,
Suite 707                      Inc. (a retail nursery)
Dallas, Texas 75225

Dee J. Kelly (66)              Shareholder and Director of the       1986
2500 Texas Commerce Tower      law firm of Kelly, Hart &
201 Main Street                Hallman (a professional
Fort Worth, Texas 76102        corporation); also a director
                               of AMR Corp. (an airline
                               holding company)

Joseph R. Musolino (57)        Vice Chairman of NationsBank of       1986
NationsBank of Texas, N.A.     Texas, formerly NCNB Texas
700 Louisiana Street           National Bank, N.A. (a
Houston, Texas 77002           commercial bank); director of
                               Pool Energy Services, Inc. (an
                               energy services company); and a
                               director of Paragon Group, Inc.
                               (a real estate investment
                               trust)

John V. Roach (56)             Chairman and Chief Executive          1982
Tandy Corporation              Officer, Tandy Corporation (a
1900 One Tandy Center          consumer electronics company)
Fort Worth, Texas 76102


================================================================================

                                    (Page 4)

Dr. William E. Tucker (62)     Chancellor, Texas Christian           1981
Texas Christian University     University; also a director of
2800 South University Dr.      Tandy Corporation
Sadler Hall, Room 327
Fort Worth, Texas 76109


Compliance With Section 16(a) Of The Securities Exchange Act

   Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASD"). Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

   Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1994.

================================================================================

                                    (Page 5)

                          VOTING SECURITIES OUTSTANDING

   The following table provides information as to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer and the four other most highly compensated executive officers, all directors and executive officers as a group, and each other person who beneficially owns 5% or more of the outstanding Common Stock as of the Record Date. In addition, John Justin owns all the 100 outstanding shares of the Company's Preferred Stock.

                                                Shares of
                                               Common Stock       Percent of
            Name and Address                   Beneficially         Common
          of Beneficial Owner                     Owned             Stock
 -------------------------------------       ----------------     ----------
John Justin                                    5,140,242  (1)       18.90%
J. T. Dickenson                                  603,709  (2)        2.22
Bayard H. Friedman                                13,500              .05
Marvin Gearhart                                    4,374              .02
Robert E. Glaze                                    3,532              .01
Dee J. Kelly                                     224,392  (3)         .83
Joseph R. Musolino                                 2,250              .01
John V. Roach                                      6,750              .02
Dr. William E. Tucker                             18,450              .07
Richard J. Savitz                                151,191  (4)         .56
Edward L. Stout, Jr.                             268,994  (5)         .99
Frank A. Scivetti                                 52,646  (6)         .19
  c/o Justin Industries, Inc.
  2821 West Seventh Street
  Fort Worth, Texas 76107

All Directors and Executive Officers
  as a Group (14 persons)                      6,643,766  (7)       24.43

Holders of More Than 5% of the Common
  Stock:
     John Justin                               5,140,242  (1)       18.90
       Justin Industries, Inc.
       2821 West Seventh Street
       Fort Worth, Texas 76107

Justin Industries, Inc. Employee Stock
  Ownership Plan                               2,984,019  (8)       10.97
     c/o Merrill Lynch, as Trustee
     265 Davidson Avenue, Fourth Floor
     Somerset, New Jersey 08873


(1) Includes 4,655,825 of which Mr. Justin is owner of record and beneficially; 662 shares of which Mr. Justin has a vested interest pursuant to the Justin Industries, Inc. Employee Stock Ownership Plan (the "ESOP"); 81,028 shares with respect to which Mr. Justin holds currently exercisable stock options; 2,826 shares which Mr. Justin may acquire upon conversion of the 100 shares of Preferred Stock held by him; and 399,901 shares owned beneficially by reason of Mr. Justin's position as Trustee of a charitable trust.

================================================================================

                                    (Page 6)

(2) Includes 131,328 shares of which Mr. Dickenson is owner of record and beneficially; 4,214 shares of which Mr. Dickenson's wife is owner of record and beneficially to which Mr. Dickenson disclaims beneficial ownership; 22,066 shares of which Mr. Dickenson has a vested interest pursuant to the Company's ESOP; 46,200 shares with respect to which Mr. Dickenson holds presently exercisable stock options; and 399,901 shares owned beneficially by reason of Mr. Dickenson's position as Trustee of the charitable trust referred to in (1) above.

(3) Includes 116,712 shares of which Mr. Kelly is owner of record and beneficially; 89,076 shares owned by the Dee Kelly Corporation with respect to which Mr. Kelly disclaims beneficial ownership of 30% or 26,723 shares by virtue of the equity interest of Mr. Kelly's three children in this corporation; and 18,604 shares owned by Kelly Group Investors (a partnership) of which Mr. Kelly disclaims beneficial ownership of 56.8% or 10,569 shares because of the percentage of this partnership owned by his three children.

(4) Includes 95,360 shares of which Mr. Savitz is owner of record and beneficially; 29,531 shares of which Mr. Savitz has a vested interest pursuant to the Company's ESOP; and 26,300 shares with respect to which Mr. Savitz holds presently exercisable stock options.

(5) Includes 176,170 shares of which Mr. Stout is owner of record and beneficially; 16,000 shares of which Mr. Stout's wife is owner of record and beneficially to which Mr. Stout disclaims beneficial ownership; 31,624 shares of which Mr. Stout has a vested interest pursuant to the Company's ESOP; and 45,200 shares with respect to which Mr. Stout holds presently exercisable stock options.

(6) Includes 9,493 shares of which Mr. Scivetti is owner of record and beneficially; 23,053 shares of which Mr. Scivetti has a vested interest pursuant to the Company's ESOP; and 20,100 shares with respect to which Mr. Scivetti holds presently exercisable stock options.

(7) Includes 128,210 shares in which a vested interest is owned pursuant to the Company's ESOP and 250,928 shares with respect to which currently exercisable stock options are held. Directors and executive officers disclaim any beneficial ownership of shares which are beneficially owned by family members.

(8) The shares of Common stock held by the Company's ESOP will be voted by Merrill Lynch Pierce Fenner & Smith, as Trustee of the ESOP, which will exercise its independent fiduciary judgment as Trustee to act solely in the interests of the ESOP's participants, taking into account, among other facts, the provisions of the ESOP to the effect that shares as to which no voting instructions are received from ESOP participants are to be voted in the same proportion as are shares for which voting instructions are received.


================================================================================

                                    (Page 7)

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

   The following table sets forth certain information regarding compensation paid during each of the last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1994.


                                                              Long-
                                                              Term
                                                             Compen-
                                                             sation
                                                            --------
                                                             Awards
                                                            --------
                                                             No. of
                                                             Securi-
                                                              ties    All Other
                                                             Under-    Compen-
                                       Annual Compensation    lying    sation
           Name and                   --------------------   Options  ---------
      Principal Position       Year    Salary      Bonus       (b)       (c)
  --------------------------- ------  --------- ----------  --------  ---------

  John Justin                  1994   $525,000   $250,000     7,500   $4,410
  Chairman of the Board &      1993    475,000    275,000     7,500    2,909
    Chief Executive Officer    1992    450,000    250,000    15,000    3,160

  J. T. Dickenson              1994    305,000    225,000     6,000    4,410
  President & Chief            1993    275,000    225,000     6,000    2,909
    Operating Officer          1992    225,000    200,000    12,000    3,160

  Richard J. Savitz            1994    185,000    115,000     5,000    4,410
  Vice President - Finance     1993    170,000    120,000     5,000    2,909
    and Treasurer              1992    157,500    100,000    10,000    3,160

  Edward L. Stout, Jr.         1994    225,000    250,000     5,000    4,410
  Vice President - Brick       1993    200,000    225,000     5,000    2,909
                               1992    165,000    200,000    10,000    3,160

  Frank A. Scivetti            1994    205,000     50,000     5,000    4,410
  Vice President - Footwear    1993    190,000    200,000     5,000    2,909
    (a)                        1992    175,000    200,000     8,000    3,160



 (a) Mr. Scivetti was elected an Executive Officer of the Company in March 1994. Since March 1993, Mr. Scivetti has been Chief Executive Officer of the Company's Footwear operations. Prior to March 1993, Mr. Scivetti served as President of the Company's Tony Lama division.

 (b) 1992 shares have been adjusted for the 2-for-1 stock split on May 18, 1993.

 (c) Amounts include Company ESOP matching contributions paid or accrued on behalf of each executive officer of $3,750 in 1994, $2,249 in 1993, and $2,500 in 1992. In addition, $660 is reflected in each year and for each named executive officer representing Company paid premiums for $100,000 of term life insurance coverage.

================================================================================

                                    (Page 8)

Option Grants During 1994

   The following table provides information related to options granted to the named executive officers during 1994.


                   Individual Grants
- - -------------------------------------------------------
                      No. of    % of    Exer-                    Potential
                      Secur-   Total    cise                     Realizable
                       ities  Options    or                   Value at Assumed
                      Under-  Granted   Base                  Annual Rates of
                       lying     to     Price                   Stock Price
                      Options Employ-    Per   Expira-        Appreciation for
                      Granted  ees in   Share    tion         Option Term (d)
        Name          (a)(b)    1994     (c)     Date           5%       10%
- - --------------------  ------- -------  ------  --------      --------  --------
John Justin            7,500   4.83%   $10.13  12/13/04      $47,780   $121,085
J. T. Dickenson        6,000   3.87%    10.13  12/13/04       38,224     96,868
Richard J. Savitz      5,000   3.22%    10.13  12/13/04       31,854     80,723
Edward L. Stout, Jr.   5,000   3.22%    10.13  12/13/04       31,854     80,723
Frank A. Scivetti      5,000   3.22%    10.13  12/13/04       31,854     80,723

(a) Options vest at 20% per year on the first through the fifth anniversary dates of the grant. If the optionee dies or retires from the Company for reasons of age or disability, the Compensation Committee may approve the exercise of all options, whether or not currently vested. In addition, in the event of a dissolution or liquidation of the Company or a merger or a consolidation in which the Company is not the surviving corporation, each optionee has the right to exercise all options granted at least one year prior to the event, whether or not vested.

(b) Options granted are for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(c) All options above were granted at market value at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by cash, delivery of already owned shares, offset of the underlying shares, or a combination of any of the foregoing, subject to certain conditions in the case of current stock holdings.

(d) Gains are reported net of the option exercise price, but before taxes associated with the exercise. These gains are calculated based on the stated assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not be necessarily achieved.

================================================================================

                                    (Page 9)

Option Exercises During 1994 and Year End Option Values

     The following table provides information related to options exercised and options available at year end to the named executive officers.

                                               No. of
                                             Securities          Value of
                                             Underlying         Unexercised
                                             Unexercised       In-the-Money
                                               Options          Options at
                       Shares                at Year-End         Year-End
                      Acquired   Value    ----------------- -------------------
                         on     Realized   Exer-    Unexer-   Exer-    Unexer-
        Name          Exercise    (a)     cisable   cisable  cisable   cisable
- - --------------------  --------  --------  --------  ------- ---------  --------
John Justin             ---      $ ---    81,028    39,600  $531,783   $124,751
J. T. Dickenson         ---        ---    46,200    29,400   299,742     86,016
Richard J. Savitz       ---        ---    26,300    26,400   151,936     84,246
Edward L. Stout, Jr.    ---        ---    45,200    26,400   299,742     84,246
Frank A. Scivetti       ---        ---    20,100    21,000   110,861     57,156

(a) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes payable upon exercise.

Pension Plan Table

   The following table provides information related to the Company's defined benefit pension plan in which the named executive officers participate.


 Average                           Years of Service
 Compen-      -------------------------------------------------------------
 sation         15       20       25       30      35       40       50
- - --------      -------  -------  -------  -------  -------  -------  -------
$125,000      $23,438  $31,250  $39,063  $46,875  $54,688  $62,500  $78,125
$150,000       28,125   37,500   46,875   56,250   65,625   75,000   93,750
$175,000       32,500   43,438   54,375   65,313   76,250   87,188  109,063
$200,000       36,875   49,375   61,875   74,375   86,875   99,375  115,236
$225,000       41,250   55,313   69,375   83,438   97,500  111,563  115,236
$250,000       43,147   57,887   72,627   87,367  102,107  115,236  115,236
 and up

   Compensation covered by the plan includes salary, bonus and deferred compensation payments up to $150,000 per participant in 1994. Gains realized upon exercise of stock options are not covered. The estimated credited years of service for each of the named executive officers is as follows: Mr. Justin - 58; Mr. Dickenson - 20; Mr. Savitz - 15; Mr. Stout - 45; and Mr. Scivetti - 12.

   The normal retirement benefit, at age 65, is calculated based upon each employee's years of service and final average compensation, reduced by anticipated social security benefits. Benefit payments are computed using the straight life annuity method. Certain reductions are made for employees electing alternative payment options or early retirement. The maximum annual benefit payable by the Pension Plan to any one employee upon retirement is limited to $115,236 in 1994, except for Mr. Justin's benefit. Mr. Justin's benefit was determined under special phase-in rules of the Tax Reform Act of 1986. Payments to Mr. Justin began in April 1988 under minimum distribution requirements in the annual amount of $114,600. Payments will continue until the death of either Mr. or Mrs. Justin, with 66.67% thereof payable for the life of the survivor.

================================================================================

                              (Pages 10, 11 and 12)

Executive Supplemental Retirement, Death and Disability Income Benefit Program and Supplemental Executive Retirement Plan of 1992

   The Executive Supplemental Retirement, Death and Disability Income Benefit Program and Supplemental Executive Retirement Plan of 1992 (the "Supplemental Programs") are applicable to selected key employees of the Company and its divisions or subsidiaries, including all named executives. Under the Supplemental Programs, the Company will pay to each named executive upon retirement, death or disability an estimated $25,000 per year for a period of ten years. The Supplemental Programs are partially funded by life insurance policies covering certain participants, with the Company paying all costs of the policies. The insurance policies covering named executives are designed so that if assumptions made as to mortality, policy dividends and certain other factors are realized, the Company will recover substantially all premium payments plus a factor for the use of the Company's money. Mr. Justin's maximum benefits under the Supplemental Programs are reduced by benefits payable under his employment contract.

Compensation of Directors

   Directors who are not also employees of the company are paid $1,250 per month for each month they serve as a director, $500 per directors' meeting attended and $500 per committee meeting attended as members of the Audit or Compensation Committees.

Employment and Severance Contracts

   Mr. Justin and the Company have entered into an employment contract, effective from December 1, 1994 until November 30, 1997, under which Mr. Justin is to receive an annual salary of not less than $525,000 and is to render such duties for the Company as are assigned by the Board of Directors, subject to certain limitations. The employment contract may be terminated by the Company if Mr. Justin resigns, dies, becomes disabled or is discharged for cause. If Mr. Justin should die or suffer a long-term disability during the term of the contract, he, his widow or his estate, as applicable, is entitled to receive 50% of his then current salary, which is currently set at $550,000, for one year.

   The Company has severance agreements with four of the five named executive officers (John Justin did not enter into a severance agreement). The form of agreement for these executives provides that, in the event of a termination of the executive's employment with the Company within 24 months following a Change in Control (as hereinafter defined), the Company will promptly pay to the executive a lump-sum cash payment equal to three times the average annualized compensation (including base salary and bonuses or incentives) earned by the executive for the most recent five taxable years before such Change in Control, not to exceed the limitations provided in section 280G of the Internal Revenue Code of 1986, as amended, for Messrs. Dickenson, Savitz, and Stout. Mr. Scivetti's agreement provides for a lump sum cash payment equal to one year's current base salary. Each severance agreement has a term of one year, which may be extended or terminated under certain conditions. As of December 31, 1994, the maximum payments under such agreements for each named executive officer would be as follows: Mr. Dickenson -- $1,359,030; Mr. Savitz -- $730,500; Mr. Stout -- $969,000; and Mr. Scivetti -- $205,000.

   As used in the severance agreements, a "Change in Control" means any of the following events: (i) a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership of less than 50% of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, (ii) unless previously approved by a majority of the Continuing Directors (as defined below), the acquisition of direct or indirect beneficial ownership in the aggregate of securities of the Company representing 20% or more of the total combined voting power of the Company's then issued and outstanding securities by any person, entity or group of associated persons or entities acting in concert, other than any employee benefit plan of the Company or any subsidiary of the Company or any entity holding such securities pursuant to the terms of any such plan or Mr. Justin, (iii) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly-owned subsidiary of the Company, (iv) the approval by the shareholders of the Company of any plan or proposal for the liquidation of the Company or (v) a change in the composition of the Board. For purposes of this clause, "Continuing Directors" means those members of the Board who were either
(a) directors at the beginning of such 24-month period or (b) were elected by, or on the nomination or recommendation of, at least two-thirds of the then-existing Board.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     Under the direction of the Compensation Committee of the Board of Directors, the Company has developed and administers compensation policies and plans that are intended to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of its officers and key executives with those of its shareholders. Remuneration for each of the Company's officers consists of a base salary, annual discretionary bonus and awards of options to purchase Company stock, which become exercisable in annual twenty percent increments and expire after ten years. The discretionary incentive bonus component is determined in light of the Company's success in achieving its financial performance goals. The Committee, however, has complete discretion in determining all remuneration amounts (including whether any annual discretionary incentive bonus or stock option awards are made and, if so, the amounts thereof) regardless of whether corporate or individual performance goals are achieved. The Committee exercised its complete discretion in setting total compensation for 1994.

     In evaluating the Company's performance for purposes of setting the salary and incentive compensation of the Chief Executive Officer and the Company's other officers, the Committee has given first consideration to company-wide performance in terms of sales and earnings, and secondarily has taken special note of management's success in again achieving record levels of earnings while maintaining its strengths in market share, despite a year of relatively diminished sales of footwear products. The Committee, as a matter of policy generally and with respect to 1994 in particular, viewed all the foregoing items as elements of company, and not individual, performance. Salary and other compensation decisions for each officer are based primarily on overall Company performance, except in the case of the Vice President -- Brick, whose compensation is based primarily on the performance of Acme Brick Company, and in the case of the Vice President -- Footwear, whose compensation is based primarily on the performance of the Footwear companies.

     Although, as stated above, the Committee considered Company performance as the primary factor in its compensation decisions, the Committee also considered individual performance. The Committee, however, neither quantifies individual performance nor relates individual performance to any specific goals or targets. Based on its evaluation of individual performance, the Committee believes that the Company's officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and methods the Company has implemented and administered have in the past contributed and will continue to contribute to achievement of these goals in the future. The Committee considered such dedication as an element of each officer's past and present performance. The Committee believes that dedication is an intangible element and cannot be measured; therefore, the Committee does not apply any specific weighting of this element in relation to total compensation.

     Immediately prior to the end of each year, the Committee reviews with the Chief Executive Officer and the Company's human resources executive and approves an annual salary plan for the ensuing year. The Committee considers an officer's total compensation in establishing each element of compensation.

     Annual base salaries are based primarily upon a review of past and present corporate and individual performance, with reference to salary data in similar-sized corporations in all industries and in manufacturing industries, so that such salaries are generally competitive. The survey data used by the Committee was selected due to its consistent inclusion of a large number of companies of comparable size. The Committee also reviewed subsets of this data including All Manufacturing, Durable Goods-Manufacturing, Nondurable Goods-Manufacturing, and Rubber and Leather Products-Manufacturing. In addition, Mr. Justin's employment agreement requires that his annual base salary equal or exceed $525,000. The Committee has complete discretion in setting Mr. Justin's compensation above this amount and in setting the compensation of the other four named executive officers (none of whom have employment agreements with the Company). The Chief Executive Officer's discretionary and contractual base salary fell within the middle range of comparable salaries. The other named executive officers' base salaries also fell within the middle range of comparable salaries.

     Annual discretionary incentive bonus payments are based on the Company's projected year-end operating results versus the financial performance goals established at the beginning of the year. Financial goals consist primarily of sales and net income targets. The Committee noted that the Company exceeded its 1994 net income goal, and, despite failing to achieve its net sales targeted amount, 1994 net sales showed an improvement over the 1993 record. Strategic and management performance are also considered. Strategic performance consists principally of such factors as new product development, new business initiatives and increasing market share. Management performance criteria include productivity and quality improvement, management development, environmental management and control of casualty losses. In exercising its discretion with respect to the annual discretionary incentive amounts, the Committee reviews achievement of these performance goals and determines the amount of bonus awards, if any. The Committee does not, however, use any predetermined formula or assign any specific weight to the various factors in awarding such bonuses. The bonuses awarded each year to the Company's officers appear as "Bonus" compensation in the Summary Compensation Table on page 7.

     In determining the Chief Executive Officer's discretionary bonus amount for 1994, the Committee considered its evaluation of the Company's performance in an economic climate deemed to be unimproved from the prior year, both on an absolute basis and relative to the performance of similar companies in similar industries. In determining the bonuses for 1994 for the other officers, the Committee reviewed with the Chief Executive Officer and the human resources executive the recommendations of management based on individual performance and factors comparable to those considered in establishing the award for the Chief Executive Officer.

     With respect to stock option awards, it is the Company's belief that grants of options to purchase common stock of the Company, at the market price in effect on the day prior to the date of such grant, has successfully focused the Company's officers and other key executives on building profitability and shareholder value. In determining the grants of stock options to the officers, including the Chief Executive Officer, the Committee reviewed and recommended individual awards, taking into account the same qualitative and quantitative factors discussed above in connection with awarding discretionary incentive compensation. The Committee does not consider the number of options already outstanding in determining option awards.

     Finally, it is anticipated that all such compensation will be fully deductible by the Company for federal income tax purposes under Section 162 of the Internal Revenue Code.

     The foregoing report has been furnished by the members of the Board of Directors' Compensation Committee.

                                       Bayard H. Friedman
                                       Marvin Gearhart

   The foregoing report of the Compensation Committee shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

================================================================================

                                    (Page 13)

Stock Performance Chart

   The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1994 with the cumulative total return on the Nasdaq Index and a derived peer group index comprised of companies in the footwear and building materials industries. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

SEE HARD COPY OF PERFORMANCE CHART

   The broad market index selected for comparison is the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies). The peer group used in the performance graph above consists of six companies -- three in the footwear industry and three in the building materials industry. This index is based on the cumulative total return of each company, assuming reinvestment of dividends, weighted according to the respective issuer's stock market capitalization at the beginning of each year and weighted by industry to the Company's actual ratio of footwear to building materials sales each year. Management believes weighting by industry is relevant since the ratio of sales by industry within the Company from year-to-year is subject to the cyclical nature of the building materials business. The companies used in the peer group index are as follows:

                Footwear              Building Materials
          -------------------        --------------------
             Genesco, Inc.            Elcor Corporation
           Timberland Company          Morgan Products
              Brown Group              Republic Gypsum

   The foregoing chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

================================================================================

                                    (Page 14)

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   NationsBank of Texas participates with four other banks in a $72,000,000 revolving credit agreement with the Company. Mr. Joseph R. Musolino, a director of the Company, is Vice Chairman of NationsBank of Texas. At December 31, 1994, $21,000,000 was outstanding to the Company under the credit agreement, of which NationsBank of Texas provided $7,000,000. In addition, NationsBank of Texas participates with two other banks in a $26,000,000 term loan agreement with the Company, of which $9,657,000 was owed to NationsBank of Texas at December 31, 1994. During 1994, the Company paid or accrued approximately $1,067,000 in interest and fees to NationsBank of Texas.

   The law firm of Kelly, Hart & Hallman, a professional corporation, of which Mr. Dee J. Kelly, a director of the Company, is a shareholder and director, acted as the Company's principal outside legal counsel in 1994 and is continuing to do so in 1995.

                                  OTHER MATTERS

The Solicitation

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, advertisement, telephone and in person. Directors and employees of the Company may, without additional compensation, make solicitations through personal contact or by telephone or telegraph, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse any such persons for their reasonable expenses.

Auditors

   Ernst & Young, the Company's independent public accountants for the past twenty-three years, has been selected by the Board of Directors as the Company's independent public accountants for the current year. Representatives of Ernst & Young are expected to be present at the Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

================================================================================

                                   (Pages 15)

Annual Report

   A copy of the Company's 1994 Annual Report is being mailed to shareholders contemporaneously with the mailing of this Proxy Statement.

Proposals to be Presented at the 1996 Annual Meeting of Shareholders

   Any qualified shareholder of the Company wishing to present a proposal for consideration by all shareholders at the annual meeting currently scheduled to be held on March 15, 1996, must notify the Company by October 23, 1995 to have the proposal considered for inclusion in the Proxy Statement and form of proxy related to that meeting. Any such notification should be addressed to the Corporate Secretary, Justin Industries, Inc., P. O. Box 425, Fort Worth, Texas 76101. Any such proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                 By Order of the Board of Directors

                                 /S/ JOHN JUSTIN


                                 JOHN JUSTIN
                                 Chairman of the Board and
                                 Chief Executive Officer


February 17, 1995